UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

PEREGRINE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Company Identification No.)

14282 Franklin Avenue, Tustin, California 92780

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2014, the Compensation Committee of the Board of Directors (“Committee”) of Peregrine Pharmaceuticals, Inc. (the “Company”), approved a broad based annual grant of stock options (“Grants”) for fiscal year 2015 to substantially all of the Company’s employees, the Company’s three non-employee directors and two consultants to purchase an aggregate of 3,995,804 shares of common stock. The Grants will be from the Company’s 2011 Stock Incentive Plan and will be evidenced by and subject to the terms of a Stock Option Agreement. Included as recipients of the Grants are the following named executive officers:

Named Executive Officer	Title	Number of Shares Underlying Stock Option Grants
Steven W. King	President and Chief Executive Officer	400,000
Paul J. Lytle	Chief Financial Officer	200,000
Mark R. Ziebell	V.P., General Counsel	175,000
Shelley P.M. Fussey	V.P., Intellectual Property	100,000
Joseph S. Shan	V.P., Clinical & Regulatory Affairs	100,000

In determining the number of shares of common stock covered by the Grants to the named executive officers, the Committee reviewed a report prepared by an independent compensation consulting firm which established proposed grant guidelines at a long-term incentive value (“LTI Value”) for equity based awards at the fiftieth percentile of the Company’s peer group to ensure that the Company’s stock option granting practices for named executive officers and other employees were aligned with competitive norms. The LTI Value of the Grants to named executive officers were below the fiftieth percentile of LTI Value of the Company’s peer group as set forth in the report prepared by the independent compensation consulting firm.

The Committee has determined that the exercise price of the Grants will be equal to the closing price of the Company’s common stock on May 6, 2014, the date of grant, and shall vest quarterly in equal installments over a two year period.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: May 8, 2014	By:/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer

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